Goodrich Petroleum Announces Recent Developments, Operational Update and First Quarter 2018 Financial Results

HOUSTON, May 15, 2018 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE MKT: GDP) (the "Company") today announced financial results and an operational update for the first quarter ended March 31, 2018.

RECENT DEVELOPMENTS

The Company has entered into an agreement, subject to definitive documentation, to sell a portion of its interest in the western area of the Company's Tuscaloosa Marine Shale acreage position in East and West Feliciana Parishes, Louisiana for $3.3 million. The transaction is expected to close on or before June 15, 2018.

The Company has reached an agreement, subject to definitive documentation, with respect to an acreage swap on a portion of the Company's leasehold in the Bethany-Longstreet Field of Caddo Parish, Louisiana, which would add ten 10,000 foot laterals to its operated inventory.

In addition, the Company has reached an agreement, subject to definitive documentation, to amend a gas gathering agreement with the midstream provider on what has historically been its non-operated acreage in the Bethany-Longstreet Field which will reduce the gathering fees from $0.53 (operated) - $0.75 (non-operated) per Mcf to a range of $0.26 (operated) - $0.60 (non-operated) per Mcf, dependent on volumes. Gathering fees on the remainder of the Company's core Haynesville acreage in North Louisiana will continue to be $0.22 to $0.37 per Mcf, dependent on the area. This amended gathering agreement is expected to materially reduce future gathering and transportation expense as the Company grows production volumes from development of its Haynesville Shale acreage.

OPERATIONAL UPDATE

The Cason-Dickson 14-23 1H well (92% WI) and Cason-Dickson 14-23 2H well (86% WI) in Red River Parish, Louisiana were successfully fracture stimulated with 64 and 33 stages, respectively. The Cason-Dickson 14-23 1H well was completed with a lateral length of approximately 8,000 feet and stimulated with approximately 4,000 pounds of proppant per foot. The Cason-Dickson 14-23 2H well was completed with a lateral length of approximately 3,000 feet and stimulated with approximately 5,000 pounds of proppant per foot. The completed lateral length in the 2H well was reduced versus the planned lateral length due to a downhole equipment malfunction which obstructed a portion of the lateral. All future extended reach laterals will use a different system to prepare the lateral for completion to eliminate this issue going forward. In addition, the downhole malfunction created an additional delay in the completion of the Cason-Dickson 14-23 2H and flowback of the Cason-Dickson 14-23 1H, however both wells are expected to commence flowback today with initial production rates on both wells expected to be released within the next two weeks.

The Company is currently running one rig, which is drilling its Wurtsbaugh 35 No. 1 (72% WI) well in the Bethany-Longstreet field. The well, which will be an earn-in well under a farmout agreement, is planned for a 4,600 foot lateral with a frac date currently scheduled for June. A second rig is expected to commence operations in late June to drill the Harris-Dickson 14-23 3H (estimated 95% WI) well, which is planned as an approximate 7,000 foot lateral to re-drill the remainder of the lateral originally planned for the Cason-Dickson 14-23 2H well.

The Company has participated for an approximate 7.5% working interest in two non-operated wells in the Bethany-Longstreet field of Caddo Parish, Louisiana that were completed in April at a blended average peak rate of approximately 35,000 Mcfe per day from an average of approximately 9,700 feet of lateral.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleum.investorroom.com/events-and-presentations

1Q18 FINANCIAL RESULTS

REVENUES

Revenues totaled $11.8 million in the quarter, versus $9.4 million in the prior year period. Average realized price per unit was $3.57 per Mcfe ($2.68 per Mcf of gas and $65.00 per barrel of oil) in the quarter, versus $4.05 per Mcfe in the prior year period ($2.89 per Mcf of gas and $50.12 per barrel of oil).

PRODUCTION

Production totaled approximately 3.3 Bcfe in the quarter, or an average of approximately 37,000 Mcfe per day, versus 2.3 Bcfe, or average daily production of approximately 26,000 Mcfe per day, in the prior year period. Natural gas production totaled 3.0 Bcf in the quarter (89% of total production), versus 1.8 Bcf (79% of total production) during the prior year period. Natural gas production for the quarter was positively impacted by three operated Haynesville Shale Trend wells completed late in the first quarter, but negatively impacted by shut-ins due to offset fracs of approximately 4,300 Mcfe per day for the quarter, as well as frac delays. Production for the second quarter to date has averaged 47,000 Mcfe per day (92% natural gas) prior to production additions from the Cason-Dickson wells which are expected to increase Company production to in excess of 70,000 Mcfe per day. Due to completion delays described herein, the Company is revising its full year production guidance to an average of 65,000 to 75,000 Mcfe per day, but maintaining its 2018 Exit Rate of 100,000 Mcfe per day. The Company is raising its 2019 guidance to growth of 100-120% over the midpoint of 2018 guidance.

CAPITAL EXPENDITURES

Capital expenditures totaled $21.0 million in the quarter, of which $20.6 million was spent on drilling and completion costs and $0.4 on other expenditures, versus $6.2 million in the prior year period of which $6.0 million was spent on drilling and completion costs and $0.2 million on other expenditures. All of the quarter's total capital expenditures were spent in the Haynesville Shale Trend. The Company anticipates capital expenditures of approximately $30 million in the second quarter and reaffirms its full year preliminary capital budget of $85-95 million. Preliminary capital expenditure plans for 2019 also remain unchanged at a range of $125 - $150 million and focused on the Core of the Haynesville Shale.

CASH FLOW

Adjusted EBITDA was $3.4 million in the quarter and discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $3.2 million in the quarter versus Adjusted EBITDA of $0.7 million and DCF of $0.4 million in the prior year period.

(See accompanying tables at the end of this press release that reconcile Adjusted EBITDA and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

NET LOSS

The Company announced a net loss of $5.3 million in the quarter, or $0.47 per basic share, versus a net loss of $5.7 million or $0.63 per basic share in the prior year period.

OPERATING EXPENSES

Lease operating expense ("LOE") was $2.6 million in the quarter or $0.77 per Mcfe, versus $4.3 million, or $1.86 per Mcfe in the prior year period. LOE for the quarter included $0.3 million, or $0.10 per Mcfe, for workovers, versus $2.1 million or $0.92 per Mcfe in the prior year period. Lease operating expense for the quarter excluding workovers was $2.2 million or $0.67 per Mcfe versus $2.2 million or $0.94 per Mcfe in the prior year period. Per unit LOE is expected to continue to fall as we increase production from the Haynesville which carries a very low per unit LOE.

Production and other taxes were $0.6 million in the quarter or $0.19 per Mcfe, versus $0.7 million, or $0.28 per Mcfe in the prior year period.

Transportation and processing expense was $1.3 million in the quarter, or $0.40 per Mcfe, versus $1.2 million or $0.51 per Mcfe in the prior year period.

Depreciation, depletion and amortization ("DD&A") expense was $3.5 million in the quarter or $1.04 per Mcfe, versus $2.3 million, or $0.99 per Mcfe in the prior year period.

General and administrative expense was $5.2 million in the quarter, or $1.57 per Mcfe, which includes non-cash expense of $1.7 million, or $0.51 per Mcfe, for stock based compensation versus $4.5 million, or $1.92 per Mcfe, in the prior year period which included $1.0 million for stock based compensation.

OPERATING LOSS

Operating loss, defined as revenues minus operating expenses, totaled $1.3 million in the quarter, versus an operating loss of $3.5 million in the prior year period.

INTEREST EXPENSE

Interest expense totaled $2.7 million in the quarter, or $0.81 per Mcfe, which includes cash interest of $0.2 million incurred on the credit facility and non-cash interest of $2.5 million incurred on the Company's second lien notes, which includes $1.6 million paid in-kind interest and $0.9 million amortization of debt discount. Interest expense for the prior year period totaled $2.2 million, which included cash interest of $0.3 million incurred on the credit facility and non-cash interest of $1.9 million incurred on the Company's second lien notes, which included $1.4 million paid in-kind interest and $0.5 million amortization of debt discount.

CRUDE OIL AND NATURAL GAS DERIVATIVES

The Company had a loss of $1.0 million on its derivatives not designated as hedges in the quarter, which is comprised of a loss of $0.6 million representing the change of the fair value of our open natural gas and oil derivative contracts as well as a $0.4 million loss on cash settlement, versus a total loss of $0.3 million on its derivatives not designated as hedges in the prior year period, which was comprised of a loss of $0.4 million representing the change in fair value of our open natural gas and oil derivative contracts, offset by a $0.2 million realized gain on cash settlement.

The Company has added natural gas swaps through March 31, 2020 at $2.81 per Mcf, with new hedges shown on the accompanying table at the end of this press release.

BALANCE SHEET

The Company exited the quarter with $9.7 million of cash, no borrowings under the Company's senior credit facility (which has a current borrowing base of $40 million), and $48.6 million of funded debt. The Company expects a higher borrowing base upon redetermination prior to the mid-year review.

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDA and DCF. Management believes Adjusted EBITDA and DCF are good financial indicators of the Company's performance and ability to internally generate operating funds. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Adjusted EBITDA should not be considered an alternative to net loss applicable to common stock, as defined by US GAAP. Management believes that all of these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American MKT under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
Volumes
Natural gas (MMcf)	2,952	1,833
Oil and condensate (MBbls)	61	82
Mmcfe - Total	3,316	2,324

Mcfe per day	36,844	25,822

Oil and natural gas revenues	$ 11,843	$ 9,411
Other	(9)	2
	$ 11,834	$ 9,413

Operating Expenses
Lease operating expense (LOE excluding workovers - $2,218 and $2,163, respectively)	2,566	4,311
Production and other taxes	640	659
Transportation and processing	1,312	1,176
Depreciation, depletion and amortization	3,452	2,294
General and administrative (non-cash stock compensation - $1,675 and $1,728)	5,196	4,463
Operating loss	(1,332)	(3,490)

Other income (expense)
Interest expense (payable in cash - $173 and $252, respectively)	(2,673)	(2,179)
Interest income (expense) and other	(7)	9
Loss on commodity derivatives not designated as hedges	(981)	(260)
	(3,661)	(2,430)

Reorganization gain (loss), net	(331)	195

Loss before income taxes	(5,324)	(5,725)
Income tax expense	-	-
Net loss	$ (5,324)	$ (5,725)

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 3,232	$ 445

Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 3,411	$ 674

Weighted average common shares outstanding - basic	11,218	9,109
Weighted average common shares outstanding - diluted (3)	11,218	9,109

Loss per share
Net loss - basic	$ (0.47)	$ (0.63)
Net loss - diluted	$ (0.47)	$ (0.63)

(1) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2) Adjusted EBITDA is defined as earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, gains on reorganization, gains/losses on commodity derivatives not designated as hedges and net cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include interest income and other, and any non-recurring non-cash gains or losses.

(3) Fully diluted shares excludes approximately 4.0 million potentially dilutive instruments that were anti-dilutive for the three months ended March 31, 2018 and 6.0 million potentially dilutive instruments that were anti-dilutive for the three months ended March 31, 2017.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 57.99	$ 50.12
Excluding net cash received from/paid to settle oil derivatives	$ 65.00	$ 50.12
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 2.69	$ 2.97
Excluding net cash received from/paid to settle natural gas derivatives	$ 2.68	$ 2.89
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 3.45	$ 4.11
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 3.57	$ 4.05

Costs Per Mcfe
Lease operating expense ($0.67 and $0.94 Per Mcfe excluding Workovers, respectively)	$ 0.77	$ 1.86
Production and other taxes	$ 0.19	$ 0.28
Transportation and processing	$ 0.40	$ 0.51
Depreciation, depletion and amortization	$ 1.04	$ 0.99
General and administrative	$ 1.57	$ 1.92
	$ 3.97	$ 5.55

Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

Reconciliation of discretionary cash flow and net cash provided by operating activities (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017

Net cash provided by operating activities (US GAAP)	6,256	4,665
Net changes in working capital	3,024	4,220
Discretionary cash flow	$ 3,232	$ 445

Supplemental Balance Sheet Data (unaudited)
	As of
	March 31, 2018

Cash and cash equivalents	$ 9,731

Long-term debt, net	$ 41,464
Unamortized debt discount and issuance cost	7,138
Total principal amount of debt	$ 48,602

Reconciliation of Net income (loss) to Adjusted EBITDA

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017

Net loss (US GAAP)	$ (5,324)	$ (5,725)
Depreciation, depletion and amortization ("DD&A")	3,452	2,294
Stock compensation expense (non-cash)	1,675	1,728
Interest expense	2,673	2,179
Loss on derivatives not designated as hedges	981	260
Net cash received in (paid for) settlement of derivative instruments	(384)	142
Other excluded items **	338	(204)
Adjusted EBITDA (2)	$ 3,411	$ 674

** Other excluded items include interest income, reorganization items and other non-recurring income and expense.

Other Information and Reconciliations

Derivative Activity

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
Change in fair value of derivatives not designated as hedges	$ (597)	$ (402)
Net cash received in (paid for) settlement of derivative instruments	(384)	142
Net loss on derivatives not designated as hedges	$ (981)	$ (260)

Reconciliation of interest payable in cash to interest expense (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017

Interest expense (GAAP)	$ 2,673	$ 2,179
Amortization of debt discount and paid-in-kind interest	(2,500)	(1,927)
Interest payable in cash	$ 173	$ 252

GOODRICH PETROLEUM CORPORATION
Other Information and reconciliations continued (In Thousands):

Reconciliation of capital expenditures (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
Net cash used in investing activities (US GAAP)	$ (5,781)	$ (3,384)
Cash calls utilized	-	(294)
Inventory utilized	(204)	-
Cash proceeds from sale of assets	(23,209)	-
Miscellaneous capitalized costs	(177)	-
Cost incurred in prior period and paid in current period	10,511	648
Capital accrual at period end	(2,151)	(3,209)
Total capital expenditures	$ (21,011)	$ (6,239)

Reconciliation of drilling and completion capital expenditures used in finding and development cost per Mcfe calculations (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
Total capital expenditures (per above)	$ (21,011)	$ (6,239)
Capitalized internal costs	677	562
Drilling and completion capital expenditures	$ (20,334)	$ (5,677)

GOODRICH PETROLEUM CORPORATION
CRUDE OIL AND NATURAL GAS DERIVATIVES

Period	Natural Gas Volumes (MMbtu/day)	Natural Gas Price
1Q19	16,000	$ 2.814
2Q19	32,500	$ 2.814
3Q19	32,500	$ 2.814
4Q19	32,500	$ 2.814
1Q20	40,000	$ 2.814

CONTACT: Robert Turnham, (713) 780-9494